EXHIBIT 10.7

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth the current annual salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers. The annual salaries have not changed in 2009.

Named Executive Officer	Current Annual Salaries
David S. Haffner, President & Chief Executive Officer	$900,000
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	$395,000
Karl G. Glassman, Executive Vice President & Chief Operating Officer	$675,000
Paul R. Hauser, Senior Vice President, President – Residential Furnishings	$320,600
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials	$291,800

The executive officers will also be eligible to receive a cash award under the Company’s 2009 Key Officers Incentive Plan (filed March 26, 2009 as Appendix B to the Company’s Proxy Statement) in accordance with the Award Formula for 2009 (filed April 1, 2009 as Exhibit 10.2 to the Company’s Form 8-K). An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage (“Target Percentage”) set by the Compensation Committee of the Company’s Board (“Committee”), then applying an award formula adopted by the Committee for that year. The Target Percentages applicable to the Company’s principal executive officer, principal financial officer and other named executive officers are shown in the following table. The Target Percentages have not changed in 2009.

Named Executive Officer	Current Target Percentages
David S. Haffner, President & Chief Executive Officer	80%
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	60%
Karl G. Glassman, Executive Vice President & Chief Operating Officer	70%
Paul R. Hauser, Senior Vice President, President – Residential Furnishings	50%
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials	50%

Individual Performance Goals. An executive’s cash award under the Award Formula for 2009 is based, in part, on individual performance goals established outside the 2009 Key Officers Incentive Plan (20% relative weight). The assessment of most of these individual performance goals is inherently subjective and qualitative. The types of goals may include, among other things, improvement of strategic planning processes, implementation of human capital initiatives, development of new products, implementation of sales and operations planning processes, institution or acceleration of continuous improvement programs, and the timely remediation of deficiencies.